Exhibit 99.1

Corporate Headquarters

Metrologic Instruments, Inc.

90 Coles Road

Blackwood, NJ 08012-4638

Tel    856.228.8100

Fax   856.228.6673 (sales)

Fax   856.228-0653 (finance/legal)

www.metrologic.com

Metrologic Announces Financial Results for the

Second Quarter 2006

Revenue Increases 28.7% to Record $62.6 Million

Confirms Guidance for Full Year 2006

Teleconference 8:30 a.m. Wednesday, July 26, 2006

Blackwood, New Jersey – July 25, 2006 — Metrologic Instruments, Inc. (NASDAQ-NMS:MTLG) today announced financial results for the quarter ended June 30, 2006 with total revenue of $62.6 million and net income of $4.4 million or $0.19 per fully diluted share. Beginning January 1, 2006, the Company adopted SFAS No. 123(R), Share-Based Payments. Excluding the effects of SFAS No. 123(R), which for the second quarter 2006 totaled approximately $0.7 million net of income taxes or $0.03 per fully diluted share, net income was $5.1 million or $0.22 per fully diluted share.

Financial Results and Second Quarter Highlights

•                  Revenue for the second quarter of 2006 increased by 28.7% to a record $62.6 million as compared to $48.6 million in the second quarter of 2005. This is the highest quarterly revenue in the Company’s history.

•                  For the quarter, gross margin was 40.3% versus 44.4% for the second quarter 2005. On a sequential basis, gross margin improved 0.7% as compared to the first quarter’s gross margin of 39.6%. Gross margin for the second quarter 2006 was primarily impacted by continued sales to Tier 1 retailers, product mix, business segment mix, and royalty costs. Excluding the effects of SFAS No. 123(R), gross margin for the second quarter of 2006 would have been 40.7%, an increase of 0.4%.

•                  Operating expense as a percentage of revenue was 30.0% for the second quarter 2006 compared to 29.5% in the second quarter 2005. This increase is primarily caused by higher selling, general and administrative expenses related to increased legal spending for ongoing litigation. It is anticipated that an elevated level of legal expense will continue for the remainder of 2006. Excluding the effects of SFAS No. 123(R), operating expense would have been $17.9 million versus $18.8 million, a decrease of $0.9 million or 4.9%.

•                  Net income for the second quarter 2006 was $4.4 million, or $0.19 per fully diluted share, as compared to $4.7 million or $0.20 per fully diluted share in the second quarter 2005. Excluding the effects of SFAS No. 123(R), net income for the second quarter of 2006 would have been approximately $5.1 million or $0.22 per fully diluted share, an increase of $0.7 million or $0.03 per fully diluted share.

•                  The Data Capture and Collection business segment grew 30.5% to approximately $51.1 million as compared to the second quarter of 2005, reflecting continued strength in the Channel and in reverse vending applications. The Optical Systems business was also quite strong, with growth of 47.2% as compared to the second quarter of 2005.

•                  On a geographic basis, sales in the EMEA (Europe, Middle East, Africa) region increased by 53.3% to approximately $29.7 million, fueled by new and follow-on orders received from Tier 1 retailers and for reverse vending applications. The Asia/Pacific region grew at 19.3% to approximately $7.2 million. The Americas region experienced continued growth in sales, up 10.6% to approximately $25.6 million, reflecting solid strength in the Optical Systems business.

First Half 2006 Results

Revenue for the first six months of 2006 was approximately $122.8 million, an increase of 28.6% as compared to revenue of $95.5 million in the first half of 2005. Net income for the first half of 2006 increased 2.5% to approximately $8.8 million, or $0.38 per fully diluted share, as compared to $8.6 million or $0.37 per fully diluted share in the first half of 2005. Excluding the effects of SFAS No. 123(R), which was not in effect during the comparable period in 2005, net income for the first half of 2006 would have been approximately $10.5 million or $0.45 per fully diluted share.

Please refer to the reconciliation of GAAP results to non-GAAP results included with the financial statements in this release. The non-GAAP data is intended to provide investors with a more complete understanding of our financial results but must be used in conjunction with our GAAP results and not on a stand-alone basis.

2006 Full Year Outlook Confirmed

Metrologic also confirmed its prior guidance for the full year 2006. Revenue is expected within a range of $245.0 million to $255.0 million. The Company expects gross margin to be in the range of 40.0% to 42.0% for the year, with the expectation that wide variances may occur quarter to quarter due to product mix, business segment contribution and other factors. Net income for 2006 will be impacted by discretionary spending associated with our previously announced strategic initiatives and is expected to be $19.0 million to $21.0 million, or $0.82 to $0.91 per fully diluted share, including the estimated annual compensation expense for options issued and outstanding as of June 30, 2006 in accordance with SFAS No. 123(R). Excluding the effects of SFAS No. 123(R), net income is expected to be $22.0 million to $24.0 million, or $0.95 to $1.03 per fully diluted share. SFAS No. 123(R) became effective for Metrologic as of January 1, 2006. Other factors to consider include an assumed rate for the Euro of $1.20 to $1.25 to the US Dollar and an effective annual tax rate of 36%. These statements do not consider the effect of any acquisitions, dispositions, the future results of litigation or other significant Company events that may take place during the year.

Conference Call Information

The Company will host a conference call for investors on Wednesday, July 26 at 8:30 AM ET. The dial-in numbers for the teleconference are: (800) 946-0705 (Domestic/Canada) or (719) 457-2637 (International). Those interested in participating in the conference call should dial in at least 10 minutes prior to commencement of the call. The audio for the conference call will also be available as an audio web cast that can be accessed through the Metrologic web site at www.metrologic.com by clicking on the banner and following the instructions. Also available through our web site will be a graphical presentation that will be referred to throughout the conference call. The graphical presentation will be available for download and printing approximately 30 minutes before the start of the conference call.

About Metrologic

Metrologic Instruments, Inc. (“Metrologic” or the “Company”) is a global supplier of choice for data capture and collection hardware, optical solutions, and image processing software. Metrologic has been delivering innovative, quality products that are cost effective, reliable and supported by a superior level of personal service for nearly 40 years. Metrologic products are sold worldwide through Metrologic’s sales, service and distribution offices located in The Americas, EMEA and Asia/Pacific. Metrologic provides its customers not only with a great deal, but a great deal more. For more information please call 1-800-667-8400 or visit www.metrologic.com.

Forward Looking Statements

Forward-looking statements contained in this release are highly dependent upon a variety of important factors which could cause actual results to differ materially from those reflected in such forward looking statements. Specifically, the factors that could cause actual results to differ from expectations include: the timing, introduction and market acceptance of Metrologic’s new products; foreign currency fluctuations with the US dollar; pricing pressures; competitive factors; sales cycles of Metrologic’s products; Metrologic’s ability to control manufacturing and operating costs as well as product and revenue mix which affect future profitability; the effect of current and pending legislation on the Company’s effective annual tax rate; technological changes in the data capture industry, including the adoption of imaging-based and RFID technologies; availability of patent protection for Metrologic’s vision-based technologies, and other products; the results of litigation; general economic conditions; and the potential impact of terrorism, international hostilities and natural disasters. When used in this release and documents referenced, the words “believes”, “expects”, “may”, “should”, “seeks”, or “anticipates”, and similar expressions as they relate to Metrologic or its management are intended to identify such forward-looking statements. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. For additional factors, please see Metrologic’s reports filed with the Securities and Exchange Commission.

For more information contact:

Ann Anthony – Director, Investor Relations

856.228.8100    X5507

Email:  a.anthony@metrologic.com

Metrologic Instruments, Inc.

Condensed Consolidated Statements of Operations

(amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(Unaudited)
	2006	2005	2006	2005

Sales	$62,551	$48,604	$122,786	$95,455
Cost of sales	37,337	27,044	73,746	53,777
Gross profit	25,214	21,560	49,040	41,678
Selling, general and administrative expenses	16,032	12,139	30,819	23,534
Research and development expenses	2,763	2,218	5,249	4,170
Operating income	6,419	7,203	12,972	13,974
Net interest income	377	112	246	134
Other income/(expense)	95	(45)	485	(742)
Income before income tax expense	6,891	7,270	13,703	13,366
Income tax expense	2,481	2,617	4,933	4,812
Net income	$4,410	$4,653	$8,770	$8,554

Earnings per share:
Basic	$0.19	$0.21	$0.39	$0.39
Diluted	$0.19	$0.20	$0.38	$0.37
Weighted average number of common shares outstanding:
Basic	22,669	22,136	22,550	22,022
Diluted	23,237	23,076	23,221	23,100

Metrologic Instruments, Inc.

Condensed Consolidated Balance Sheets

(all amounts in thousands)

	June 30,	December 31,
	2006	2005*
	(Unaudited)
Cash and cash equivalents	$40,138	$49,463
Marketable securities	25,599	24,475
Accounts receivable, net	49,583	48,462
Inventories, net	35,682	29,364
Other current assets	5,344	6,400
Total current assets	156,346	158,164
Property, plant and equipment, net	20,873	20,402
Goodwill and other intangibles, net	43,253	43,103
Other assets	1,634	4,513
Total assets	$222,106	$226,182

Accounts payable and accrued expenses	$26,096	$46,709
Current portion of debt	16,572	18,433
Deferred contract revenue	981	739
Total current liabilities	43,569	65,881
Debt	4	3
Other liabilities	2,502	8
Total shareholders’ equity	175,951	160,290
Total liabilities and shareholders’ equity	$222,106	$226,182

*Certain prior period amounts have been reclassified to conform to the current period presentation

Supplemental Sales Data

	Three Months Ended				Six Months Ended
	June 30,				June 30,
			%	%			%	%
	2006	2005	Total	Growth	2006	2005	Total	Growth
By Geography

The Americas	$25,596	$23,149	40.9%	10.6%	$53,541	$45,766	43.6%	17.0%
EMEA	29,713	19,387	47.5%	53.3%	56,825	38,253	46.3%	48.6%
Asia/Pacific	7,242	6,068	11.6%	19.3%	12,420	11,436	10.1%	8.6%
	$62,551	$48,604	100.0%	28.7%	$122,786	$95,455	100.0%	28.6%

By Business Segment
Data Capture and Collection	$51,059	$39,128	81.6%	30.5%	$101,329	$75,656	82.5%	33.9%
Industrial Automation/Optical Systems
Industrial Automation	2,639	3,461	4.2%	-23.8%	5,122	8,015	4.2%	-36.1%
Optical Systems	8,853	6,015	14.2%	47.2%	16,335	11,784	13.3%	38.6%
	$62,551	$48,604	100.0%	28.7%	$122,786	$95,455	100.0%	28.6%

Metrologic Instruments, Inc.

Condensed Consolidated Statements of Operations
Non-GAAP Financial Measures

(amounts in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30, 2006			June 30, 2006
	Actual Before SFAS 123(R)	Effect of SFAS 123(R)	Actual as Reported	Actual Before SFAS 123(R)	Effect of SFAS 123(R)	Actual as Reported
	(Unaudited)
Sales	62,551	0	62,551	122,786	0	122,786
Cost of sales	37,120	217	37,337	73,208	538	73,746
Gross profit	25,431	(217)	25,214	49,578	(538)	49,040
Selling, general and administrative expenses	15,370	662	16,032	29,226	1,593	30,819
Research and development expenses	2,545	218	2,763	4,739	510	5,249
Operating income	7,516	(1,097)	6,419	15,613	(2,641)	12,972
Net interest income	377	0	377	246	0	246
Other income	95	0	95	485	0	485
Income before income tax expense	7,988	(1,097)	6,891	16,344	(2,641)	13,703
Income tax expense/(benefit)	2,876	(395)	2,481	5,884	(951)	4,933
Net income	5,112	(702)	4,410	10,460	(1,690)	8,770

Earnings per share:
Basic	0.23	(0.04)	0.19	0.46	(0.07)	0.39
Diluted	0.22	(0.03)	0.19	0.45	(0.07)	0.38
Weighted average number of common shares outstanding:
Basic	22,669		22,669	22,550		22,550
Diluted	23,237		23,237	23,221		23,221